Exhibit 10.11

FIRST AMENDMENT TO LOAN AGREEMENT entered into as of the 12th day of November, 2015 (the “First Amendment”),

BETWEEN:	KNIGHT THERAPEUTICS (BARBADOS) INC., a corporation formed under the laws of Barbados;

(hereinafter called the “Lender”)

AND:	SYNERGY CHC CORP., a corporation formed under the laws of the State of Nevada;

(hereinafter called the “Synergy”)

WHEREAS Synergy (then known as Synergy Strips Corp.) and the Lender are parties to that certain loan agreement (the “Loan Agreement”) made as of the 21st day of January, 2015, pursuant to which the Lender has extended a loan to Synergy in the principal amount of Six Million United States Dollars (US$6,000,000) (the “Original Loan”);

WHEREAS Synergy has requested an additional loan in the principal amount of Five Million Five Hundred Thousand United States Dollars (US$5,500,000) (the “Additional Loan”);

WHEREAS the Lender and Synergy desire to amend the Loan Agreement to, inter alia, provide for the Additional Loan on the terms and conditions set forth herein;

NOW, THEREFORE, IN CONSIDERATION of these presents and of the mutual covenants hereinafter contained, the parties have agreed as follows:

Article 1

interpretation

1.1	Capitalized Terms

In this First Amendment, capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement as if amended to include the amendments set out in this First Amendment.

Article 2

amendments

2.1	Amendments to the Loan Agreement

The Borrower and the Lender hereby agree to amend the Loan Agreement as follows:

2.1.1	Section 1.1 of the Loan Agreement is amended by inserting or restating the following definitions (as the case may be).

“2015 First Warrant” means that certain common share stock purchase warrant to be executed by the Borrower and the Lender to give effect to the Lender’s 2015 Immediate Equity issuance.

“2015 Second Warrant” means that certain common share stock purchase warrant to be executed by the Borrower and the Lender to give effect to the Lender’s 2015 Equity.

“Additional Loan” means the loan to the Borrower by the Lender in the principal amount of Five Million Five Hundred Thousand United States Dollars (US$5,500,000) pursuant to the First Amendment.

“Borrower” means Synergy CHC Corp. (formerly known as Synergy Strips Corp.) a corporation incorporated under the laws of the State of Nevada together with all of its Subsidiaries and also includes their respective permitted successors and assigns.

“Breakthrough” means Breakthrough Products, Inc.

“Breakthrough Acquisition” means the acquisition by the Borrower of all the issued and outstanding shares of Breakthrough Products, Inc.

“Business” means the business of the Borrower including the manufacture, distribution, sale of consumer health products, including the products known as Synergy Strips, Flat Tummy Tea and UrgentRX Products.

“Equity Financing” means the completion, on or prior to the first anniversary of the Second Closing Date, of an offering or offerings of the Borrower’s equity securities or securities convertible into equity securities of at least Two Million Dollars in the aggregate.

“First Amendment” means the First Amendment to this Agreement entered into as of the 12th day of November, 2015.

“Lender’s 2015 Equity” means the issuance to the Lender of a ten (10) year warrant to purchase 5% of the common shares of the Borrower, on a fully diluted basis after giving effect to the Lender’s 2015 Immediate Equity and to both the Breakthrough Acquisition and the Nomad Acquisition, at a price per share equal to $0.70, including a full ratchet clause pegged at $0.70 a share.

“Lender’s 2015 Immediate Equity” means the issuance to the Lender, for no additional consideration, of such number of common shares of the Borrower that will result in the Lender receiving, on a fully diluted basis and after giving effect to (i) the Breakthrough Acquisition, (ii) the Nomad Acquisition, and (iii) the Lender’s 2015 Equity, 6.5% of the common shares of the Borrower, which shares will not be subject to any trading restrictions, other than as required under Applicable Law. For clarity, these shares are in addition to shares of Borrower currently being held by Lender.

“Lender’s Nomad Distribution Agreement” means the proposed license and distribution agreement among the Borrower, Nomad and the Lender by which (i) Lender shall have exclusive distribution rights to all products of Nomad including the “Flat Tummy Tea” products, in each of Canada, Israel, Romania, Russia and Sub Saharan Africa, and (ii) Lender shall sublicense the direct-to-consumer channel for the said territory back to Nomad for a royalty equal to sixty percent (60%) of Gross Sales.

“Loan” means, as the context requires, both the Original Loan and the Additional Loan, collectively.

“Maturity Date” means: (i) with respect to the Original Loan, January 17, 2017 and (ii) with respect to the Additional Loan, November 11, 2017.

“Nomad” means Nomadchoice Pty Ltd (ABN 41 160 729 939).

“Nomad Acquisition” means the acquisition by the Borrower of all the issued and outstanding shares of Nomad.

“Nomad Guarantee” means a guarantee agreement satisfactory to the Lender executed by Nomad in respect of the Obligations.

“Nomad Purchase Agreement” means that certain Stock Purchase Agreement dated November 12, 2015 among the Borrower, Nomad, TPR Investments Pty Ltd CAN 128 396 654, as trustee for Polmear Family Trust, Timothy Polmear and Rebecca Polmear, effecting the Nomad Acquisition.

“Nomad Security Documents” means the Security Documents to be granted by Nomad in respect of the Nomad Guarantee.

“Nomad Vendors” means the vendor’s of the shares of Nomad pursuant to the Nomad Acquisition.

“Original Loan” means the loan to the Borrower by the Lender in the principal amount of Six Million United States Dollars (US$6,000,000) pursuant to this Agreement.

“Repayment Schedule” means the Amended and Restated Schedule of Repayment of principal of the Original Loan and the Additional Loan attached this Amendment as Schedule A.

“Second Closing Date” means November 12, 2015 or such other date on which the Additional Loan is made concurrently with the closing of the Nomad Acquisition.

“Warrant” means the 2015 First Warrant and the 2015 Second Warrant, together or separately, as the context requires.

2.1.2	The following definitions set forth in the Loan Agreement are amended:

“Loan Documents” is hereby amended to include this First Amendment, any additional, amended or restated Loan Documents delivered to the Lender in connection with this First Amendment or otherwise in connection with the Loan Agreement, including any Loan Document delivered to the Lender as general continuing collateral security for the payment and performance of the present and future Obligations (including obligations relating to the Additional Loan), as well as any amendments, replacements, supplements or other modifications hereto or thereto or any other documents or instruments contemplated hereby or thereby.

“Permitted Debt” is amended to include:

“(vi) Debt of a maximum of AUD$3,500,000 that may be owed to the Nomad Vendors pursuant to the Nomad Purchase Agreement.”

2.1.3	Section 1 of the Loan Agreement as currently stated shall be renumbered as Section 2.1(a) and refer to the Original Loan only. The following shall be added as Section 2.1(b) in respect of the Additional Loan:

“Subject to the terms and conditions of this Agreement and the other Loan Documents, the Lender agrees to loan to the Borrower in lawful money of the United States the Additional Loan on the terms hereof and the Borrower hereby irrevocably authorizes the Lender to make the Additional Loan on the terms hereof. The Additional Loan shall bear interest as set forth in Section 4.1 of this Agreement.

The Additional Loan shall be disbursed in two tranches. The first tranche of Three Million Two Hundred Fifty Thousand United States Dollars (US$3,250,000) shall be disbursed upon the satisfaction of the conditions precedent set forth in Section 3.1 of this Agreement.

The balance of the Additional Loan, being Two Million Two Hundred Fifty Thousand United States Dollars (US$2,250,000) shall be disbursed upon satisfaction of the conditions precedent set forth in Section 3.2 of this Agreement.”

2.1.4	Section 2.2 of the Loan Agreement as currently stated shall be renumbered as Section 2.2(a) and refers to the Original Loan only. The following shall be added as a new Section 2.2(b) in respect of the Additional Loan:

“The Maturity Date of the Additional Loan shall be November 11, 2017.”

2.1.5	Sections 3.2(a) and (b) of the Loan Agreement as currently stated shall be renumbered as Sections 3.2(a)(i) and 3.2(a)(ii) and refer to the Original Loan only. The following shall be added as a new Section 3.2(b) in respect of the Additional Loan:

“Subject to the terms hereof, the Borrower may prepay the outstanding principal of the Additional Loan any time following the first anniversary of the Second Closing Date. Such prepayments may only be for a minimum amount of One Million Dollars ($1,000,000) and in additional increments of One Million Dollars ($1,000,000) unless the entire Additional Loan is being prepaid in full. Such prepayment must be accompanied by a prepayment fee of five percent (5%) of the amount of the Additional Loan being prepaid at that time.”

2.1.6	Section 4.3 of the Loan Agreement is hereby amended by deleting the words:

“the interest rate otherwise payable pursuant to Section 4.1 plus five percent (5%)” and replacing same by “twenty percent (20%)”

2.1.7	Section 6.1 of the Loan Agreement is hereby amended by adding the following:

“(g)	Guarantee Agreement of the Obligations from Breakthrough;

(h)	Nomad Guarantee;

(i)	General Security Agreement from each of Borrowers’ Subsidiaries including Breakthrough and Nomad;

(j)	a collateral assignment from each of Borrower’s Subsidiaries of its interest on all Material Contracts and Material Licenses;

(k)	Intellectual Property Security Agreement of each of Borrower’s Subsidiaries;

(l)	Subordination Agreement by Nomad Vendors in favour of Knight;

(m)	specific security agreement granted by the Borrower in respect of the issued share capital in Nomad.”

2.1.8	Section 7 of the Loan Agreement is amended by adding the following:

“(jj)	Nomad Share Purchase Agreement. The accuracy and completeness of each of the representations and warranties set out in the Nomad Purchase Agreement and all such representations and warranties are hereby incorporated into this Agreement by reference as if same were herewith recited at length and made directly by the Borrower for the benefit of Lender. Such representations and warranties shall survive for so long as the Obligations remain outstanding notwithstanding any shorter survival period under the said share purchase agreement.

(kk)	Breakthrough Share Purchase Agreement. The accuracy and completeness of each of the representations and warranties set out in the share purchase agreement concerning the Breakthrough Acquisition and all such representations and warranties are hereby incorporated into this Agreement by reference as if same were herewith recited at length and made directly by the Borrower for the benefit of Lender. Such representations and warranties shall survive for so long as the Obligations remain outstanding notwithstanding any shorter survival period under the said share purchase agreement.”

2.1.9	Section 9.1 of the Loan Agreement is amended by adding the following:

“(z)	Borrower must maintain separate financial records for the business conducted by Breakthrough (including a separate balance sheet, income statement and cash flow statement);

(aa)	following the release of Borrower’s financial statements for the quarter ended March 31, 2015 and at any time thereafter, Borrower shall promptly (and in any event within three (3) Business Days) notify Knight should either (i) the business being conducted by Breakthrough reflect negative EBITDA for the relevant quarter, or (ii) the working capital related to that business fall below Five Hundred Thousand Dollars ($500,000). In such event, Knight may, in its sole discretion, direct Borrower to immediately cease the UrgenRX business. For certainty, failure to do so upon receipt of such direction will be an Event of Default under this Agreement.

(bb)	Borrower must ensure that:

(a)	Nomad completes a financial assistance whitewash procedure in relation to the Nomad Guarantee and Nomad Security Documents granted in respect thereto in accordance with Section 260B of the Corporations Act 2001 (Cth) by no later than the date that is 30 days after the Second Closing Date; and

(b)	the Nomad Guarantee and Nomad Security Documents granted in respect thereto are effective no later than the date that is thirty (30) days after the Second Closing Date.

Failure to comply with this clause will be an Event of Default if not cured within ten (10) Business Days of non-compliance.”

2.1.10	Section 9.1(x)(i) of the Loan Agreement is hereby amended by adding the following at the end of that Section:

“Commencing with the six (6) month period ending on June 30, 2016, and for each six (6) month period ending on the last day of each Fiscal Quarter thereafter, Borrower shall maintain a minimum EBITDA of One Million Dollars ($1,000,000).”

2.1.11	Section 9.1(x)(iii) of the Loan Agreement is hereby amended by requiring the amount of minimum cash balance to be One Million Dollars ($1,000,000) commencing on June 30, 2016.

2.1.12	Section 9.2 of the Loan Agreement is amended by adding the following:

“(t)	Nomad. Make any payment under the Nomad Purchase Agreement if a Default or Event of Default has occurred and is continuing or would occur as a result of making such payment.”

2.1.13	Article 11 of the Loan Agreement is amended by adding the following:

“(u)	If the Borrower fails to make any of the “earn-out payments” pursuant to the Nomad Acquisition.

(w)	If the Borrower does not complete the Equity Financing by the first anniversary of the Second Closing Date.”

2.1.14	From and after the Second Closing Date, (i) all references in the Loan Agreement to “this Agreement” shall mean the Loan Agreement as amended by this First Amendment, and as may otherwise be amended, restated, supplemented or otherwise modified from time to time, and (ii) all references in the other Loan Documents to the “Loan Agreement” (or words of similar import) shall be deemed to be references to the Loan Agreement as amended by this First Amendment, and as may otherwise be amended, restated, supplemented or otherwise modified from time to time. All references in any of the Loan Documents to the “Loan Documents” shall mean the Loan Documents as amended by this First Amendment and as may otherwise be amended restated, supplemented or otherwise modified from time to time.

2.1.15	Except as expressly amended by this First Amendment, all other provisions of the Loan Agreement and the Transaction Documents not specifically amended hereby shall remain unchanged and in full force and effect.

Article 3

CONDITIONS PRECEDENT & closing date

3.1	Conditions to Loan by the Lender

The effectiveness of this First Amendment and the Lender’s obligation to fund the Additional Loan amount shall be subject to following conditions precedent having been met to the satisfaction of the Lender, or, alternatively, waived in writing by the Lender:

3.1.1	the Borrower will pay to the Lender an origination fee equal to One Hundred Ten Thousand United States Dollars (US$110,000), being two percent (2%) of the Additional Loan amount, on the Second Closing Date;

3.1.2	the Borrower will pay to the Lender a work fee equal to Fifty Five Thousand United States Dollars (US$55,000), being one percent (1%) of the Additional Loan amount, at the earlier of November 12, 2015 and the Second Closing Date, whether or not the Additional Loan is advanced;

3.1.3	this Agreement shall have been executed and delivered by all parties hereto;

3.1.4	the Borrower and each of the Subsidiaries shall have executed and delivered to the Lender the Loan Documents to which each is a party including, without limitation, the Security Documents;

3.1.5	the Lender shall have received certified copies of the resolutions authorizing the execution, delivery and performance of Borrower’s, Nomad’s and Breakthrough’s respective obligations under the Loan Documents to which they are a party and the transactions contemplated therein, and the incumbency of the officers of Borrower, Nomad and Breakthrough;

3.1.6	certificates of status or good standing, as applicable, for all relevant jurisdictions of Borrower shall have been delivered to the Lender;

3.1.7	certificate of incorporation and constituent documents of Nomad;

3.1.8	Borrower shall be in compliance in all material respects with all (if any) Material Contracts and Material Licences to the satisfaction of the Lender and copies of all Material Contracts and Material Licences if any, applicable to Borrower, shall have been delivered to the Lender;

3.1.9	evidence of repayment in full of all Debt that is not Permitted Debt owing by Borrower to any third party lenders to Borrower concurrent with the Loan shall have been delivered to the Lender;

3.1.10	evidence that all necessary or required consents or approvals of any Governmental Authority or other Person in connection with the completion of the Breakthrough Acquisition and the Nomad Acquisition and the delivery of the Loan Documents have been obtained;

3.1.11	releases, discharges, estoppels and postponements with respect to all Liens which are not Permitted Liens, if any, shall have been delivered to the Lender;

3.1.12	payment of all amounts and fees payable to the Lender;

3.1.13	duly executed copies of the Security shall have been delivered to the Lender and such financing statements or other registrations of such Security, or notice thereof, shall have been filed, registered, entered or recorded in all offices of public record necessary or desirable in the opinion of the Lender to preserve or protect the charges and security interests created thereby;

3.1.14	the Borrower shall have delivered to the Lender original share certificates in respect of all of the issued share capital in Nomad together with share transfer forms in respect of the shares in Nomad duly executed by the Borrower;

3.1.15	evidence satisfactory to the Lender that entry into the Security Documents to which Nomad is a party does not materially prejudice the interests of Nomad or its shareholders and does not materially prejudice the ability of Nomad to pay its creditors (and that the board of directors of Nomad have resolved that this is the case);

3.1.16	evidence that immediately prior to the acquisition by the Borrower of all the issued share capital in Nomad, the directors of Nomad will be Jack Ross, Stephen Fryer and Timothy Polmeer and that appointment of such directors has been, or will be, notified to the Australian Securities and Investments Commission;

3.1.17	a currently dated letter of opinion of counsel to the Borrower along with the opinions of local counsel for Borrower shall have been delivered to the Lender. Such opinions shall, amongst other things, confirm that the existing Security delivered in connection with the Original Loan is first ranking security in favour of the Lender in respect to all of the Obligations, including without limitation, the Additional Loan;

3.1.18	the Borrower shall have delivered to the Lender certificates of insurance acceptable to the Lender showing, inter alia, the Lender as a first loss payee as its interest may appear on all insurance policies that insure the assets to be secured by the Security;

3.1.19	no Default or Event of Default has occurred and is continuing on the Second Closing Date or would result from making the Additional Loan and a senior officer of the Borrower shall have certified the same to the Lender;

3.1.20	all representations and warranties made by Borrower, Nomad and Breakthrough in the Loan Documents are true and correct in all material respects;

3.1.21	no Material Adverse Effect has occurred;

3.1.22	a source and use of funds statement and an outline of the flow of funds from the Loan shall have been delivered to the Lender evidencing that the Loan will be used solely for the Nomad Acquisition and for working capital purposes;

3.1.23	the Lender shall have received such additional evidence, documents or undertakings as the Lender shall reasonably request to establish the consummation of the transactions contemplated hereby, and the Breakthrough Acquisition and the Nomad Acquisition and be satisfied, acting reasonably, as to the taking of all proceedings in connection herewith in compliance with the conditions set forth in this Agreement;

3.1.24	the Lender shall have completed all due diligence which it considers necessary or appropriate in its discretion in regard to Borrower and its Property, the Breakthrough Acquisition and the Nomad Acquisition, books and records, operations, prospects and condition (financial or otherwise), including, without limitation, in regards to past and ongoing compliance with Applicable Laws (including Environmental Laws), union and labour relations and pension matters;

3.1.25	the Lender and the Borrower will have entered into, executed and delivered the Lender’s Nomad Distribution Agreement, all on terms satisfactory to the parties, acting reasonably;

3.1.26	concurrently therewith, the Borrower shall complete the Breakthrough Acquisition and the Nomad Acquisition on terms and conditions satisfactory to the Lender;

3.1.27	the execution and delivery of the 2015 First Warrant and the 2015 Second Warrant by the Borrower; and

3.1.28	the Second Closing Date occurs by no later than November 16, 2015;

provided that if and to the extent that any Loan Document or other condition precedent set forth in this Section 3.1 and relating specifically and solely to Breakthrough or the Breakthrough Acquisition is not delivered at or prior to the Second Closing Date, then same shall instead become a condition precedent to the Lender advancing the second tranche of the Additional Loan as set forth in Section 3.2 and shall not be a waiver of such unfulfilled condition.

3.2	Conditions of Second Tranche

The effectiveness of the Lender’s obligation to fund the second tranche of the Additional Loan amount, as set forth in Section 2.1.4 of this Agreement, shall be subject to following conditions precedent having been met to the satisfaction of the Lender, or, alternatively, waived in writing by the Lender:

3.2.1	Borrower must ensure that:

(a)	Nomad completes a financial assistance whitewash procedure in relation to the Nomad Guarantee and Nomad Security Documents granted in respect thereto in accordance with Section 260B of the Corporations Act 2001 (Cth) by no later than the date that is thirty (30) days after the Second Closing Date; and

(b)	the Nomad Guarantee and Nomad Security Documents granted in respect thereto are effective no later than the date that is thirty (30) days after the Second Closing Date.

3.2.2	Borrower shall have satisfied all those conditions precedent set forth in Section 3.1 that relate to Breakthrough and/or the Breakthrough Acquisition that were not satisfied on or prior to the Second Closing Date;

3.2.3	no Default or Event of Default has occurred and is continuing on the date of disbursement or would result from making the second tranche of the Additional Loan and a senior officer of the Borrower shall have certified the same to the Lender;

3.2.4	all representations and warranties made by Borrower in the Loan Documents are true and correct in all material respects;

3.2.5	no Material Adverse Effect has occurred.

3.3	Termination

This First Amendment shall automatically be terminated on November 18, 2015 if the conditions precedent set forth under Section 3.1 have not been met.

Article 4

MISCELLANEOUS

4.1	Further Assurances

Each of the Borrower and the Lender shall, from time to time hereafter and upon any reasonable request of the other party, execute and deliver such further agreements and documents and do all such other acts and things as may be necessary or appropriate to give effect to the foregoing.

4.2	Time of the Essence

Time shall be of the essence of this First Amendment.

4.3	Severability

If any provision of this First Amendment is found by final judgment of a court of competent jurisdiction to be invalid or unenforceable in whole or in part, such provision (or part thereof, as the case may be) shall be severable and such finding shall not affect the validity or enforceability of the remainder of such provision or of any other provision hereof.

4.4	Enurement

This First Amendment shall enure to the benefit of and be binding upon the parties hereto and their permitted assigns.

4.5	Counterparts

This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

4.6	Paramountcy

In the event of any conflict or inconsistency between the terms and conditions of this First Amendment and the terms and conditions of any other Transaction Document, including the Loan Agreement, the terms and conditions of this First Amendment shall prevail and be paramount to the extent of such conflict or inconsistency.

4.7	Governing Law

This First Amendment will be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

4.8	Language

The parties acknowledge that they have requested that this First Amendment and all ancillary documents be drawn up in the English language only. Les parties reconnaissent avoir exigé que cette convention ainsi que tous les documents y reliés soient rédigés en anglais seulement.

(signature page follows)

IN WITNESS WHEREOF the parties hereto have duly executed this First Amendment as of the date and at the place first hereinabove set forth.

KNIGHT THERAPEUTICS (BARBADOS) INC.

by:	/s/ Michael Loustric
Name:	Michael Loustric
Title:	President

SYNERGY CHC CORP.

by:	/s/ Jack Ross
Name:	Jack Ross
Title:	Chief Executive Officer